                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                                  Jannock Ltd.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    470888801
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                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

          CUSIP NO.    470888801
                       ---------
-------------------------------------------------------------------------------


          1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                    V. Prem Watsa
                    -----------------------------------------------------------
                    (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------

          2)        Check the Appropriate Box if a Member of a Group (See
                    Instructions)

                    (a)       . . . . . . . . . . . . . . . . . . . . . . . . .

                    (b)       X . . . . . . . . . . . . . . . . . . . . . . . .

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          3)        SEC Use Only . . . . . . . . . . . . . . . . . . . . . . .

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          4)        Citizenship or Place of Organization        Canada
                                                        -----------------------

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Number of Shares                    (5)     Sole Voting Power       -0-
Beneficially Owned                                            -----------------
by Each Reporting                   -------------------------------------------
Person With                         (6)     Shared Voting Power   2,325,700
                                                               ----------------
                                    -------------------------------------------
                                    (7)     Sole Dispositive Power   -0-
                                                                  -------------
                                    -------------------------------------------
                                    (8)     Shared Dispositive Power  2,325,700
                                                                    -----------
                                    -------------------------------------------

          9) Aggregate Amount Beneficially Owned by Each Reporting Person 2,325,700

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          10)       Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions) . . . . . . . . . . . . . . . . .

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          11)       Percent of Class Represented by Amount in Row 9    7.7%
                                                                   ------------

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          12)       Type of Reporting Person (See Instructions)  IN  (Canadian)
                                                              -----------------

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                                      2(1)

          CUSIP NO.    470888801
                       ---------
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          1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                    The Sixty Two Investment Company Limited
                    -----------------------------------------------------------
                    (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------


          2)        Check the Appropriate Box if a Member of a Group (See
                    Instructions)

                    (a)       . . . . . . . . . . . . . . . . . . . . . . . . .
                    (b)       X . . . . . . . . . . . . . . . . . . . . . . . .

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          3)        SEC Use Only . . . . . . . . . . . . . . . . . . . . . . .

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          4)        Citizenship or Place of Organization
                    British Columbia, Canada
                    -----------------------------------------------------------
-------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power        -0-
Beneficially Owned                                           ------------------
by Each Reporting                   -------------------------------------------
Person With                         (6)     Shared Voting Power     2,325,700
                                                               ----------------
                                    -------------------------------------------
                                    (7)     Sole Dispositive Power     -0-
                                                                  -------------
                                    -------------------------------------------
                                    (8)     Shared Dispositive Power 2,325,700
                                                                    -----------
-------------------------------------------------------------------------------


          9) Aggregate Amount Beneficially Owned by Each Reporting Person 2,325,700

-------------------------------------------------------------------------------

          10)       Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions) . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

          11)       Percent of Class Represented by Amount in Row 9    7.7%
                                                                   ------------
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          12)       Type of Reporting Person (See Instructions)   CO (Canadian)
                                                               ----------------
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                                      2(2)

          CUSIP NO.    470888801
                       ---------
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          1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                    810679 Ontario Ltd.
                    -----------------------------------------------------------
                    (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------

          2)        Check the Appropriate Box if a Member of a Group (See
                    Instructions)

                    (a)       . . . . . . . . . . . . . . . . . . . . . . . . .
                    (b)       X . . . . . . . . . . . . . . . . . . . . . . . .

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          3)        SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . .

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          4)        Citizenship or Place of Organization Ontario, Canada
                                                         ----------------------
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Number of Shares                    (5)     Sole Voting Power       -0-
Beneficially Owned                                           ------------------
by Each Reporting                   -------------------------------------------
Person With                         (6)     Shared Voting Power   2,325,700
                                                               ----------------
                                    -------------------------------------------

                                    (7)     Sole Dispositive Power     -0-
                                    -------------------------------------------

                                    (8)     Shared Dispositive Power 2,325,700
                                                                    -----------
-------------------------------------------------------------------------------

          9) Aggregate Amount Beneficially Owned by Each Reporting Person 2,325,700

-------------------------------------------------------------------------------

          10)       Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions) . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

          11)       Percent of Class Represented by Amount in Row 9     7.7%
                                                                    -----------
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          12)       Type of Reporting Person (See Instructions) CO (Canadian)
                                                               ----------------
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                                      2(3)

          CUSIP NO.    470888801
                       ---------
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          1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                    Fairfax Financial Holdings Limited
                    -----------------------------------------------------------
                    (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------

          2)        Check the Appropriate Box if a Member of a Group (See
                    Instructions)

                    (a)       . . . . . . . . . . . . . . . . . . . . . . . . .
                    (b)       X . . . . . . . . . . . . . . . . . . . . . . . .

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          3)        SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

          4)        Citizenship or Place of Organization  Canada
                                                        -----------------------
-------------------------------------------------------------------------------
Number of Shares                    (5)     Sole Voting Power       -0-
Beneficially Owned                                            -----------------
by Each Reporting                   -------------------------------------------
Person With                         (6)     Shared Voting Power   2,325,700
                                                               ----------------
                                    -------------------------------------------

                                    (7)     Sole Dispositive Power    -0-
                                                                  -------------
                                    -------------------------------------------

                                    (8)     Shared Dispositive Power 2,325,700
                                                                    -----------
-------------------------------------------------------------------------------

          9) Aggregate Amount Beneficially Owned by Each Reporting Person 2,325,700

-------------------------------------------------------------------------------

          10)       Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions) . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------


          11)       Percent of Class Represented by Amount in Row 9   7.7%
                                                                   ------------

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          12)       Type of Reporting Person (See Instructions)  HC  (Canadian)
                                                               ----------------
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                                      2(4)

          CUSIP NO.    470888801
                       ---------
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          1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                    Hamblin Watsa Investment Counsel Ltd.
                    -----------------------------------------------------------
                    (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------

          2)        Check the Appropriate Box if a Member of a Group (See
                    Instructions)

                    (a)       . . . . . . . . . . . . . . . . . . . . . . . . .
                    (b)       X . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

          3)        SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

         4)       Citizenship or Place of Organization   Canada
                                                       ------------------------
-------------------------------------------------------------------------------

Number of Shares                    (5)     Sole Voting Power        -0-
Beneficially Owned                                            -----------------
by Each Reporting                   -------------------------------------------
Person With                         (6)     Shared Voting Power    2,325,700
                                                               ----------------
                                    -------------------------------------------
                                    (7)     Sole Dispositive Power    -0-
                                                                  -------------
                                    -------------------------------------------
                                    (8)     Shared Dispositive Power 2,325,700
                                                                    -----------
-------------------------------------------------------------------------------

          9) Aggregate Amount Beneficially Owned by Each Reporting Person 2,325,700

-------------------------------------------------------------------------------

          10)       Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions) . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

          11)       Percent of Class Represented by Amount in Row 9     7.7%
                                                                    -----------
-------------------------------------------------------------------------------

          12)       Type of Reporting Person (See Instructions)    CO and IA
                                                                   (Canadian)
                                                               ----------------

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                                      2(5)

                                    ITEM 1(a)

Name of Issuer:                    Jannock Ltd.
               ----------------------------------------------------------------

                                    ITEM 1(b)

Address of Issuer's Principal Executive Offices: Suite 5205, Scotia Plaza,
40 King Street West, Toronto, Ontario, Canada  M5H 3X2
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                                    ITEM 2(a)

Names of Persons Filing:   V. Prem Watsa, The Sixty Two Investment Company
                        -------------------------------------------------------
Limited, 810679 Ontario Ltd., Fairfax Financial Holdings Limited and Hamblin
-------------------------------------------------------------------------------
Watsa Investment Counsel Ltd.*
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                                    ITEM 2(b)

Address of Principal Business Office or, if none, Residence:
  95 Wellington Street West, Suite 802, Toronto, Ontario, Canada   M5J 2N7
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                                    ITEM 2(c)

Citizenship:    Canada
            -------------------------------------------------------------------

                                    ITEM 2(d)

Title of Class of Securities:    Common Shares
                             --------------------------------------------------

                                    ITEM 2(e)

CUSIP Number:                     470888801
             ------------------------------------------------------------------

                                     ITEM 3

If this statement is filed pursuant to Rule 13d-1(b), check whether the person filing is a:

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

--------
     *   Note:    Mr. Watsa, The Sixty Two Investment Company Limited, 810679
                  Ontario Ltd. and Hamblin Watsa Investment Counsel Ltd. are filing this Schedule 13G pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax Financial
                  Holdings Limited.


          (e)  [ ]  Investment Adviser* registered under Section 203 of the
                    Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                    Retirement Income Security Act of 1974 or Endowment
                    Fund; see Section 240.13d-1(b)(1)(ii)(F)

          (g)  [X]  Parent Holding Company, in accordance with Section
                    240.13d-1(b)(ii)(G)  (Note: Item 7)

          (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                     ITEM 4

Ownership.
----------

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule
13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount Beneficially Owned:
                           2,325,700
                  -------------------------------------------------------------

         (b)      Percent of Class:
                          7.7%
                  -------------------------------------------------------------

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote                      -0-
                                                                   ---------------------------------
                  (ii)     shared power to vote or to direct the vote                2,325,700
                                                                     --------------------------------
                  (iii)    sole power to dispose or to direct the disposition            -0-
                                                                             ------------------------

                  (iv)     shared power to dispose or to direct the disposition of    2,325,700*
                                                                                  --------------------
                                     ITEM 5

Ownership of Five Percent or Less of a Class.
---------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

--------
     *            Note: The filing of this Schedule 13G and the statements
                  therein shall not be construed as an admission that Mr. Watsa,
                  The Sixty Two Investment Company Limited, 810679 Ontario Ltd.
                  or Fairfax Financial Holdings Limited are for the purposes of
                  Sections 13(d) or 13(g) of the Securities Exchange Act of 1934
                  the beneficial owners of the Issuer's Common Stock or have any pecuniary interest therein.


                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.
----------------------------------------------------------------

         Not applicable.

                                     ITEM 7

Identification Classification of Subsidiary Which Acquired the Security Being
-----------------------------------------------------------------------------
Reported on By the Parent Holding Company.
------------------------------------------

         Mr. Watsa, directly, and indirectly through The Sixty Two Investment Company Limited and 810679 Ontario Ltd., owns the controlling equity voting interest of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax is filing this Schedule 13G on behalf of eight of Fairfax's subsidiary corporations, (1) Markel Insurance Company of Canada ("Markel") which owns 115,000 shares of the Issuer's Common Stock, (2) Federated Insurance ("Federated") which owns 119,000 shares of the Issuer's Common Stock, (3) Commonwealth Insurance Company ("Commonwealth") which owns 234,000 shares of the Issuer's Common Stock, (4) Ranger Insurance Company ("Ranger") which owns 51,500 shares of the Issuer's Common Stock, (5) Lombard General Insurance Company of Canada ("Lombard General") which owns 200,000 shares of the Issuer's Common Stock, (6) Lombard Insurance Company ("Lombard") which owns 112,700 shares of the Issuer's Common Stock, (7) Odyssey America Reinsurance Corporation ("Odyssey") which owns 277,300 shares of the Issuer's Common Stock and (8) Hamblin Watsa Investment Counsel Ltd., a Canadian investment adviser ("Hamblin"). Hamblin, through its investment advisory agreements with clients outside the Fairfax group, as well as with Markel, Federated, Commonwealth, Ranger, Lombard General, Lombard and Odyssey, shares the power to vote, and the power to dispose of, 2,325,700 shares of the Issuer's Common Stock. Exhibit A attached hereto states the identity and
Item 3 classification of Markel, Federated, Commonwealth, Ranger, Lombard General, Lombard, Odyssey and Hamblin.

                                     ITEM 8

Identification and Classification of Members of the Group.
----------------------------------------------------------

         Not applicable.

                                     ITEM 9

Notice of Dissolution of Group.
-------------------------------

         Not applicable.

                                     ITEM 10

Certification.
--------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          Date:    February   , 1997

                                   --------------------------------------
                                   Signature

                                   V. Prem Watsa
                                   --------------------------------------
                                   Name

                          THE SIXTY TWO INVESTMENT COMPANY LIMITED

                          By:
                                   --------------------------------------
                                   Signature

                                   V.Prem Watsa, President
                                   --------------------------------------
                                   Name / Title

                          810679 ONTARIO LTD.

                          By:
                                   --------------------------------------
                                   Signature

                                   V.Prem Watsa, President
                                   --------------------------------------
                                   Name / Title

                          FAIRFAX FINANCIAL HOLDINGS LIMITED

                          By:
                                   --------------------------------------
                                   Signature

                                   Eric P. Salsberg, V.P. Corporate Affairs
                                   --------------------------------------
                                   Name / Title

                          HAMBLIN WATSA INVESTMENT COUNSEL LTD.

                          By:
                                   --------------------------------------
                                   Signature

                                   A.F. Hamblin, President
                                   --------------------------------------
                                   Name / Title

                                    EXHIBIT A

                            TO SCHEDULE 13G FILED BY
                  FAIRFAX FINANCIAL HOLDINGS LIMITED AND OTHERS

Relevant Subsidiary                                  Item 3 Classification
-------------------                                  ---------------------

Markel Insurance Company
of Canada                                            (c)  Insurance Company

Federated Insurance                                  (c)  Insurance Company

Commonwealth Insurance Company                       (c)  Insurance Company

Ranger Insurance Company                             (c)  Insurance Company

Lombard General Insurance Company
of Canada                                            (c)  Insurance Company

Lombard Insurance Company                            (c)  Insurance Company

Odyssey America Reinsurance
Company                                              (c)  Insurance Company

Hamblin Watsa Investment
Counsel Ltd.                                         (e)  Investment Advisor